REPORT OF INDEPENDENT ACCOUNTANTS
                             TO ACCOMPANY FORM N-SAR


To the Investors and Trustees of Select Advisors Portfolios:

         Emerging Growth Portfolio
         International Equity Portfolio
         Growth & Income Portfolio
         Balanced Portfolio
         Income Opportunity Portfolio
         Bond Portfolio
         Growth & Income Portfolio II
         Bond Portfolio II


In  planning  and  performing  our  audits  of  the  financial   statements  and
supplementary data of the above referenced Portfolios of Select Advisors Portfolios for the year ended December 31, 1997 we considered their internal control, including controls over safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and financial highlights and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of Select Advisors Portfolios is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements and supplementary data for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safe-guarding of assets against unauthorized acquisition, use or disposition.

Because of inherent limitations in internal control, misstatements due to errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of any specific internal control component does not reduce to a relatively low level the risk that misstatements due to errors or fraud in amounts that would be material in relation to the financial statements and supplementary data being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control, including controls over safeguarding securities, that we consider to be material weaknesses, as defined above, as of December 31, 1997.

<128>This report is intended solely for the information and use of management, and the Securities and Exchange Commission.




Coopers & Lybrand L.L.P.


Boston, Massachusetts
February 13, 1998